Exhibit 10.52

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 24th day of June 2021, but effective as of April 1, 2021 ("Effective Date”), by and between Gresham Worldwide, Inc., a Delaware corporation and wholly owned subsidiary of Ault Global Holdings, Inc., a Delaware corporation (“AGH”), with an address of 7690 East Camelback Road, #511, Scottsdale, AZ 85251(the “Company”) and Timothy V. Long, an individual (the “Executive”).

WITNESSETH:

WHEREAS the Company wishes to employ Executive as its Chief Operating Officer and Executive wishes to be employed with the Company in such capacity.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive hereby agree as follows:

1.
Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Chief Operating Officer. The rights, duties and responsibilities of Executive shall include providing executive leadership of all operations, compliance, internal controls, business development, marketing and communications functions to promote sustainable growth of the Company, working closely with management of the operating subsidiaries, the Chief Executive Officer and the executive team of the Company to build a cohesive organization that operates with an efficient, consistent approach to addressable markets and the investor community, and such other duties and responsibilities as are consistent with Executive’s position. Executive shall report to the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”).

Executive shall devote sufficient working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries to diligently and faithfully perform the duties and responsibilities duly assigned to him pursuant to this Agreement. Executive shall perform his duties consistent with the State of Delaware’s duty of care and duty of loyalty standards. Executive shall be permitted to carry on additional activities provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company; nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the reasonable good faith determination of the Board, compete with the Company or otherwise create, or could create, in the reasonable good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in other activities in connection with personal and/or business investments and community affairs.

2.
Term. The term of this Agreement shall commence on the Effective Date and shall continue through March 31, 2024 (the “Term”) unless earlier terminated by either party providing the other party with written notice of his or its intention to terminate this Agreement upon thirty (30) days’ notice.

3.
Place of Employment. Executive’s services may, but need not, be performed at the Company's offices at the address in the first paragraph above. The Executive may from time to time perform his duties to the Company at another location or locations, at the discretion of Executive. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.
Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Term a base salary at an annual rate of $250,000 (the “Base Salary”). In addition, the Base Salary as then in effect shall be subject to such further upward adjustments as shall be determined by the Board in its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.
Performance Bonus; Stock Options.

(a)
Performance Bonus.

(i)
In the event that the Company achieves annual revenue of no less than $25,000,000, the Company shall pay to Executive a performance bonus for each such year based on the Company’s net income, as calculated under GAAP, at the end of each calendar year during the Term (the “Net Income Bonus”), in accordance with the following schedule:

	Bonus
Net Income (1)	% of Base Salary	US dollars
5% - 7%	20.00%	$50,000
> 7% - 8 ½%	35.00%	$87,500
> 8 ½% - 10%	50.00%	$125,000
> 10%	100.00%	$250,000

1 Subject to Executive’s prior written approval, specific performance criteria are subject to modification at the sole discretion of the Board and, for as long as AGH beneficially owns no less than Thirty Percent (30%) of the equity securities of the Company, the Chief Executive Officer of AGH. Notwithstanding this provision, Executive acknowledges that future acquisitions by the Company, if any, shall result in an adjustment to the Performance Bonus milestones set forth in this Section 5(a)(i).

(ii)
In the event that the Company achieves annual gross margins of no less than 35%, the Company shall pay to Executive a performance bonus for each calendar year during the Term that the Company’s annual revenue, as calculated under GAAP, achieves certain predetermined levels set by the Board (the “Annual Revenue Bonus”, collectively with the Net Income Bonus, the “Performance Bonus”). During the initial year ending on December 31, 2021, the Annual Revenue Bonus shall be paid in accordance with the following schedule/milestones. The Board, in its sole discretion, may increase or decrease the revenue milestones in the Annual Revenue Bonus during the years ending December 31, 2022 and 2023, based upon its assessment of the Company’s prior year results and current economic conditions.

			Bonus
Annual Revenues			% of Base Salary	US dollars
$26,000,000	to	$26,500,000	10.00%	$25,000
$26,500,001	to	$27,000,000	15.00%	$37,500
$27,000,001	to	$27,500,000	20.00%	$50,000
$27,500,001	to	$28,000,000	25.00%	$62,500
$28,000,001	to	$28,500,000	30.00%	$75,000
$28,500,001	to	$29,000,000	35.00%	$87,500
$29,000,001	to	$29,500,000	40.00%	$100,000
$29,500,001	to	$30,000,000	50.00%	$125,000

(iii)
The determination of whether the Company has achieved a certain level of Net Income or Revenue in any year for the purposes of this section shall be made by the independent registered public accounting firm regularly retained or employed by the Company (the “Firm”) within ninety (90) days after the end of each calendar year. The Firm’s determination shall be conclusive for the Company and Executive. Solely with respect to the calculation of the Performance Bonus pursuant to this Section 5(a), the Firm shall exclude from the calculation of “Net Income” those costs attributed to interest and dividends payable by the Company and/or its subsidiaries to Ault Global Holdings, Inc. (“Ault Global”), realized and unrealized gains/(losses) from marketable securities, foreign currency adjustments and include all reasonable and mutually agreed upon costs that Ault Global paid or incurred and allocated to the Company.

(iv)
The Performance Bonus shall be payable in cash or, if the Company’s common stock (the “Common Stock”) is listed or traded on any national exchange or market, in the sole discretion of the Company’s Board, unrestricted shares of Common Stock.

(v)
The Performance Bonus shall be due and payable to Executive within thirty (30) days the Firm shall have made its determination.

(vi)
During the Term of this Agreement, the minimum Performance Bonus shall be $25,000 regardless of whether or not the Performance Bonus milestones set forth herein have been met.

(b)
Stock Options. Within fifteen days of execution of this Agreement, the Company shall establish a stock incentive plan (the “Plan”) permitting the Company to issue no more than twenty percent (20%) of its number of shares of Common Stock issued and outstanding (the “Plan Shares”), and

(i)
The Executive shall be entitled to participate in the Plan and be awarded stock options thereunder (the “Options”) to purchase no more than twenty percent (20%) of the Plan Shares.

(ii)
All Options held by the Executive shall provide for a three-year vesting schedule from the date of this Agreement; provided, however, 50% of Executive’s option grant shall be vested immediately.

(iii)
Notwithstanding the preceding clause (ii), (A) the Options shall become immediately exercisable as to 100% of the Plan Shares not otherwise vested upon any termination of Executive’s employment for Good Reason and such period shall continue for a period of twelve (12) months after such termination, (B) the Options shall become immediately exercisable as to 100% of the Plan Shares not otherwise vested upon any termination of Executive’s employment upon a Change of Control or for death or Disability and such period shall continue for a period of ninety (90) days after such termination and (C) in the event that Executive is terminated for Cause, all unexercised Options, whether or not vested, shall immediately be rendered null and void.

(c)
The Board in its sole discretion may award a supplemental grant of stock options to Executive.

(d)
All bonus or other incentive-based or equity-based compensation provided to the Executive shall be subject to the Company’s Clawback Policy for Restatements, which is appended hereto as Appendix A.

6.
Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Notwithstanding anything herein or in the Company’s policies and procedures to the contrary, Company shall reimburse Executive for the cost of his cellular phone and internet services.

7.
Benefits.

(a)
Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement, and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in the same manner and at the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees. In the event that any waiting periods or other eligibility requirements are imposed prior to Executive becoming eligible for any of such Benefit Plans, then the Company shall reimburse Executive for the cost(s) incurred by Executive in maintaining his current benefit plans during any such waiting or eligibility periods.

(b)
Vacation. The Executive shall be entitled to 4 weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may be carried forward, with a maximum accrual of 8 weeks.

(c)
Auto Allowance. The Company will provide Executive with a monthly car allowance of $1,000.

(d)
Severance Compensation. Upon termination of Executive's employment: (i) Executive shall be entitled to receive any earned but unpaid Base Salary through the termination date; (ii) Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and (iii) Executive shall be entitled to receive any accrued but unused vacation time through the termination date. Further, unless the Executive's employment is terminated as a result of his death or Disability or for Cause or Executive terminates his employment without Good Reason, then upon the termination of Executive's employment (other than upon the expiration of the Term), the Company shall pay to Executive a severance payment as follows: (1) the Company shall pay Executive an amount equal to six (6) months of Executive's Base Salary (as in effect immediately prior to the termination date), and (2); a prorated Bonus amount calculated in accordance with Executive’s Performance Bonus criteria set forth in Section 5(a) and the actual number of days Executive worked in the calendar year prior to the termination date. All severance payments pursuant to this Section 7(d)(1) and 7(d)(2) shall be payable in accordance with standard bonus payment practices of the Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company.

“Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) if AGH beneficially owns less than Thirty Percent (30%) of the equity securities of the Company, in the sole and absolute discretion of the Executive, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company, or (C) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company by, or a merger, consolidation, sale of assets or reorganization with, AGH, or any of its affiliates.

“Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any six (6) consecutive months.

“Good Reason” shall mean (1) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a diminution of, the duties that he assumed on the Effective Date or the imposition of a requirement that Executive report to any person other than the

Board and/or the Chief Executive Officer; (2) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Operating Officer of the Company, provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (3) material breach by the Company of this Agreement; and (4) the relocation of Executive’s regular office to a location that is more than twenty-five (25) miles from Executive’s current office.

8.
Confidential Information.

(a)
Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided Confidential Information shall not include information and know how that was known to Executive prior to his employment hereunder, is in or does hereafter become part of the public domain, or becomes known to others through no fault of the Executive. The Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder.

(b)
The Company acknowledges that notwithstanding the foregoing, Executive, through his extensive experience and contacts in the industry is already in possession of significant information and know how regarding the Company, its products and the industry within which it operates. Nothing herein shall be deemed to restrict Executive, during the term hereof or thereafter, from disclosing or using any such information.

(c)
In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books,

(ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

9.
Non-Competition and Non-Solicitation. To the fullest extent permissible under applicable law, during the term of this Agreement and for a period of one (1) year following termination of this Agreement (the “Separation Period”):

(a)
The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the Term, the definition of Territory shall automatically expand to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder.

(b)
The Executive hereby agrees and covenants that he shall not, during the Term and any Separation Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than five percent (5%) of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or equity-linked security position in portfolio companies that are directly competitive with the Company’s products or services; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and the Separation Period and thereafter to the extent described below, within the Territory:

(i)
Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

(ii)
Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of directly competing with the business of the Company;

(iii)
Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(iv)
Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

For purposes hereof, a business shall not be deemed to be in competition with the business of the Company, nor shall any products or services be deemed to compete with those of the Company, unless the Company presently produces, sells or distributes or has, during the Term, plans to produce, sell or distribute, such products or services.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 9(b) shall continue during the Term and until termination of the Separation Period following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however that, in the event this Agreement or Executive’s employment is terminated by Executive for Good Reason or is terminated by Company without Cause, then the restrictions contained in Section 9(b) shall continue during the Term, and not beyond.

10.
Miscellaneous.

(a)
The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 9 or Section 10 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 9 or Section 10 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction to which Executive agrees hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all such restrictions may be enforced in whole or in part as the circumstances warrant. If any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)
Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)
During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as provided under the Company’s certificate of incorporation, bylaws and indemnification agreement and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)
This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, the Plan and relevant option agreements shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. Notwithstanding the foregoing, for as long as DPW beneficially owns no less than twenty percent (20%) of the Common Stock, no amendment to this Agreement shall be made absent DPW’s prior written consent, which consent may be withheld in its sole and absolute discretion.

(e)
This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)
All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)
Choice of Law, Jurisdiction and Venue. The corporate laws of the State of New York shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)
This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)
The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party. The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

GRESHAM WORLDWIDE, INC.

By:	/s/ Jonathan R. Read
Name:	Jonathan R. Read
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Timothy V. Long
Name:	Timothy V. Long

ACCEPTED AND AGREED:

AULT GLOBAL HOLDINGS, INC.

By:	/s/ William B. Home
Name:	William B. Home
Title:	Chief Executive Officer

Appendix A

CLAWBACK POLICY FOR RESTATEMENTS

In the event that Ault Global Holdings, Inc. or any of its subsidiaries (including its subsidiaries, the “Corporation”) is required under Generally Accepted Accounting Principles (“GAAP”) to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or 10-K, due to material noncompliance with any financial reporting requirement under the federal security laws, the Board shall determine whether the restatement was caused by the knowing misconduct of the CEO, CFO or other Section 16 Officer:

(a)
If the Board determines that knowing misconduct by any member of the Board, the CEO, the CFO or any other Section 16 officer has occurred and caused such restatement, it shall take the steps necessary to secure reimbursement from his/her:
(i)
any bonus or other incentive-based or equity-based compensation received by the responsible officer or director from the Corporation during the 9-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurs first) of the financial document embodying such error; and
(ii)
any net profits realized by the responsible officer or director from the sale of DPW securities during that 9-month period; and
(b)
If the Board determines that the restatement was due to something other than misconduct, then the Board must recoup any excess incentive- or performance-based compensation paid to executive officers based on overstated performance of the Corporation in order to ensure proper alignment of compensation with actual performance and long-term value creation. The Board’s determination and bases therefor must be recorded in the Board resolutions or minutes;
(c)
The Board shall disclose in the Corporation’s proxy statement the results of its investigation into the reasons for the restatement and the amount of incentive compensation recouped, if any, on the basis of the investigation;
(d)
This provision does not purport to limit Section 304 of the Sarbanes-Oxley Act of 2002 (the “SOX”) in any way, but any monies recovered under this provision shall be deemed by the Corporation to have been recovered under Section 304 of SOX; and
(e)
All current employment agreements and contracts relating to compensation of the Corporation’s officers and directors shall be modified to reflect this policy.